SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 03/18/2008

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

DE	33-059-5156
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)
6611 Dumbarton Circle Fremont, CA 94555
(Address of principal executive offices, including zip code)
510.505.2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 8.01 Other Events.
Item 9.01. Financial Statements and Exhibits
Signature(s)
Exhibit Index
EXHIBIT 99.1

Information to be included in the report

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On March 28, 2008, Vermillion, Inc, (the “Company”) announced that on March 18, 2008, the Company received communication from The NASDAQ Stock Market (“NASDAQ”) that, as a result of the Company’s common stock closing at $1.00 per share or more for a minimum of 10 consecutive business days, it has achieved compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(4) (“Rule 4310(c)(4)”).
     The communication follows a notice of noncompliance from NASDAQ dated September 6, 2007, which was disclosed by the Company on September 7, 2007, that indicated that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Rule 4310(c)(4). The notice of noncompliance gave the Company notice that the bid price of its common stock had closed under $1.00 per share for the previous 30 business days, and stated that if the Company could not demonstrate compliance with Rule 4310(c)(4) by March 4, 2008, the NASDAQ staff would determine whether or not the Company meets The NASDAQ Capital Market initial listing criteria set forth in NASDAQ Marketplace Rule 4310(c), except for the bid price requirement.
     The bid price requirement was met in part as a result of the 1-for-10 reverse stock split of the Company’s outstanding common stock effected by the filing of the Company’s Third Amended and Restated Certificate of Incorporation on February 29, 2008, which was disclosed by the Company on March 3, 2008. The reverse stock split was effective with respect to stockholders of record upon the close of business on March 3, 2008.
     The common stock has been traded on the NASDAQ Capital Market under the symbol “VRMLD” beginning on March 4, 2008, to designate that it is trading on a post-reverse-split basis, and will resume trading under the symbol “VRML” on April 2, 2008.
     The Company also announced that, on March 25, 2008, the Company received a letter from the Listing Qualifications Staff of NASDAQ (the “Staff Determination”) notifying the Company that, based upon the Company’s non-compliance with the $35 million market value of listed securities requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 4310(c)(3)(B), the Company’s securities are subject to delisting from NASDAQ unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”).
     The Company plans to timely request a hearing before a NASDAQ Panel, which will stay any action with respect to the Staff Determination until such NASDAQ Panel renders a decision subsequent to the hearing. The Company anticipates that the hearing will be scheduled to occur within the next 45 days. There can be no assurance that such NASDAQ Panel will grant the Company’s request for continued listing.
     The Staff Determination follows correspondence from NASDAQ dated February 22, 2008, which was disclosed by the Company on February 27, 2008, that, should the Company fail to regain compliance with the market value of listed securities requirement by March 24, 2008, NASDAQ would provide written notification of such and the opportunity to request a hearing before the NASDAQ Panel.
     A copy of the Company’s press release announcing compliance with the minimum bid price requirement and receipt of the Staff Determination from NASDAQ is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.
     The Company also announced today that in its 2007 financial statements to be included in the Company’s Annual Report on Form 10-K, which the Company expects will be filed on March 31, 2008, the audit opinion of PriceWaterhouseCoopers LLP will contain a “going concern” qualification. NASDAQ’s marketplace rules require NASDAQ-listed companies to publicly announce the receipt of an audit opinion containing a “going concern” qualification.
     A copy of the Company’s press release announcing that the audit opinion of PriceWaterhouseCoopers LLP will contain a “going concern” qualification is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
     (d) Exhibits

Exhibit
Number	Description
99.1
Press release of the Company dated March 28, 2008 — “Vermillion Meets Minimum Bid Price and Receives NASDAQ Staff Determination Letter for Minimum Market Capitalization — Company Plans to Request Timely Hearing before a NASDAQ Listing Qualifications Panel”

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: March 28, 2008	By:	/s/ Gail S. Page
Gail S. Page
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
ex-99.1
Press release of the Company dated March 28, 2008 — “Vermillion Meets Minimum Bid Price and Receives NASDAQ Staff Determination Letter for Minimum Market Capitalization — Company Plans to Request Timely Hearing before a NASDAQ Listing Qualifications Panel”